Exhibit 10.9

EXECUTION VERSION

Notice of Senior Executive Option Award

TO:    Alexander Shulgin (the “Recipient”)

DATE:    01 August 2018 (as amended and restated on 17 November 2020)

Pursuant to the Ozon Holdings Limited Equity Incentive Plan as in effect at the Award Date (“EIP” or the “Plan”), the Board of Ozon Holdings Plc (the “Company”) is pleased to inform you that, subject to compliance with the terms set out in the EIP (and capitalised words and phrases in this notice will have the same meanings as set out in the EIP) and subject to the Equity Incentive Agreement to be entered into between you and the Company, an award has been made to you as follows:

1.	the Award Date is 01 August 2018;

2.	the award is comprised of an option to purchase (the “Option”), in whole or in part, up to 1,058,275 Ordinary Shares (the “Total Option Shares”);

3.	the Option will be effective upon the payment by you to the Company of $1,500,000 (the “Option Purchase Price”);

4.	the Exercise Price Per Ordinary Share shall be calculated at the time of each exercise hereunder as follows:

{Tranche Value * 1.08^[(Date1-Date0) / 365]} / Total Option Shares

Where:

Tranche Value = Total Exercise Price * Applicable Exchange Rate

Date0 = Award Date

Date1 = Applicable Exercise Date

Total Exercise Price = USD 4,000,000

Applicable Exchange Rate = RUB 62,3497

5.

the Option is granted under the EIP pursuant to clause 2.2.2 of the EIP, outside of the Reserved Pool, and shall be subject to the terms and conditions set out in the Plan and the terms of the Equity Incentive Agreement (and in the event of an conflict, the terms of the Equity Incentive Agreement shall prevail); and

6.	the Option will vest in full on 1 January 2019, subject to continued employment with the Company or its subsidiaries in the same role (or a comparable or more senior role) (the “Vesting Date”).

Please confirm your acceptance by completing, signing and returning a copy of this Notice of Senior Executive Option Award.

On behalf of Ozon Holdings Plc:

By:	/signature/ N.Belova
Name:	/Belova Nadezda/
Title:	/Director/

  Seal:

  [Ozon

  Holdings

 PLC]

Name of Recipient as it is to appear on the certificate representing ordinary shares:
Address of Recipient as it is to appear on the register of members of the Company and to which the certificate representing the ordinary shares issued to the Recipient is to be delivered:

Agreed and Accepted:
Dated /17.11.2020/

/Alexander Shulgin/
/address details/

/signature/ A. Shulgin
Signature of Recipient

2

AMENDED AND RESTATED EQUITY INCENTIVE AGREEMENT

FOR AWARD OF AN OPTION TO PURCHASE ORDINARY SHARES

by and between

ALEXANDER SHULGIN

and

OZON HOLDINGS PLC

DATED AS OF 17 NOVEMBER 2020

This AMENDED AND RESTATED EQUITY INCENTIVE AGREEMENT (the “Agreement”) is executed and made effective as of the date set forth above BY AND BETWEEN:

(1)

OZON HOLDINGS PLC, a public limited company organized and registered under the laws of the Cyprus with its registered address at 2-4 Arch. Makarios III Avenue, 9th Floor Capital Center, 1505 Nicosia, Cyprus duly represented by Nadezda Belova, Director (hereinafter the “Company”); and

(2)	the person named in the Notice attached hereto (the “Recipient”).

The Company and the Recipient shall also be referred to herein collectively as the “Parties”.

WHEREAS

(A)	The Parties entered into an Equity incentive agreement for award of an option to purchase ordinary shares in the Company dated August 1, 2018 (the “Equity Incentive Agreement”);

(B)	On October 22, 2020 the Company was converted into public limited company and changed its name from Ozon Holdings Limited to Ozon Holdings PLC;

(C)	On October 15, 2020 the share capital of the Company was amended by subdivision of each Ordinary share of USD0.025 each into 25 Ordinary shares of USD0.001 each;

(D)

In accordance with clause 8.1 of the Equity Incentive Agreement the Parties have agreed to certain amendments to, and agreed to amend and restate, the Equity Incentive Agreement as set forth below, and the Notice attached hereto, in both cases effective as of the date hereof.

Definitions

For the purposes of this Agreement:

“Board” means the board of directors of the Company elected in accordance with the articles of association of the Company

“Control Stake Transaction” has the meaning given to it in the articles of association of the Company

“Disability” means termination of a Recipient’s contractual or other arrangement binding him/her to exercise certain chargeable duties for the benefit of the Group because of a physical or mental infirmity that impairs the Recipient’s ability to perform substantially their duties for a period of one hundred and eighty (180) consecutive days which is sufficiently confirmed by a respective authority.

“Exercise Price Per Share” means the purchase price payable per Share upon the exercise of the Option, as calculated from time to time as set out in the Notice.

“Group” means the Company and all Subsidiaries together.

“Option Purchase Price” means the purchase price for the Option, which is defined in the Notice.

“Ozon Bank Account” means the bank account details of the Company to be used for the transfer of the Option Purchase Price, being:

…

or such other bank account details notified by the Company to the Recipient.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

“Share” means an ordinary share in the capital of the Company.

“Subsidiary” means any Person Controlled by the Company or where the Company is a shareholder and Controls alone pursuant to an agreement with other shareholders, a majority of voting rights in such Person.

1.	Equity Incentive Award.

1.1

Grant. Effective upon the Award Date (such date being the “Effective Date”), the Company hereby awards to the Recipient, subject to the payment of the Option Purchase Price to Ozon Bank Account within ten Business Days of the Effective Date (to the extent not already paid), pursuant to the Company’s Equity Incentive Plan as in effect at the Award Date, (the “EIP”), an option (the “Option”) to purchase Shares on the terms set out in the attached notice (the “Notice”). For the purposes of this Agreement the award date for the Option shall be the ‘Award Date’ as specified in the Notice (the “Award Date”). Upon the exercise of the Option (in whole or part) on the terms of this Agreement, the Company may at any time whilst American Depositary Shares representing Shares (“ADSs”) are listed on a national securities deliver to the depositary of the Company (from time to time) (the “Depositary”) the number of Shares which are required to be issued to the Recipient and the Depositary shall be instructed to deliver to the Recipient ADSs representing an ownership interest in such Shares and cause the ADSs (to the extent not already on deposit) to be included in the book entry transfer system managed by the Depositary and to be credited to the securities account of the Recipient with the Depositary. Upon such ADSs being so credited, the relevant Shares shall be considered to have been issued by the Company to the Recipient without any further action being required.

1.2

Voluntary Option Exercise. The Option will be exercisable in whole or in part, at the election of the Recipient, at any time following the Vesting Date. The Recipient shall in each case provide at least ten Business Days’ written notice to the Company:

1.2.1 Providing the number of Shares in respect to which the Option shall be exercised if the payment is made in accordance with clause 1.2.2.1. of this Agreement or the portion of the Option which shall be exercised if the payment is made in accordance with clause 1.2.2.2. of this Agreement pursuant to such notice; and

1.2.2 Whether the Option will be exercised by payment of the applicable Exercise Price:

1.2.2.1 In full for cash, where the applicable Exercise Price shall be calculated as the Exercise Price per Share multiplied by the number of Shares in respect to which the Option is being exercised; the Recipient shall comply with either clause 1.6.1 or 1.6.2, at his election within ten Business days from the date of the notice to the Company pursuant to clause 1.6 of this Agreement; or

1.2.2.2 On a net exercise basis, pursuant to clause 1.5 of this Agreement.

If the Recipient fails to pay the Exercise Price or inform the Company how the Option should be exercised within the above mentioned period then the notice is considered revoked and no actions are taken by the Company.

1.3	Mandatory Exercise Events. The Option is required to be exercised (to the extent then vested) upon the occurrence of the following events (each, a “Mandatory Exercise Event”):

1.3.1 Immediately prior to the closing of a Control Stake Transaction; or

1.3.2 Immediately prior to the tenth anniversary of the Award Date.

1.4

Mandatory Exercise Event Notice. The Company shall provide not less than thirty days’ written notice to the Recipient of any Mandatory Exercise Event (the “Mandatory Exercise Event Notice”). Upon receiving the Mandatory Exercise Event Notice and prior to ten Business Days before the Mandatory Exercise Event, the Recipient will inform the Company whether the Option will be exercised by payment by the Recipient to the Company of the applicable Exercise Price:

1.4.1 In full for cash, where the Exercise Price shall be calculated as the Exercise Price per Share multiplied by the Total Option Shares outstanding as of the date of the Mandatory Exercise Event Notice; the Recipient shall comply with either clause 1.6.1 or 1.6.2, at his election not later than five Business days before the Mandatory Exercise Event; or

1.4.2 on a net exercise basis, pursuant to clause 1.5 of this Agreement.

If the Recipient fails to inform the Company how the Option should be exercised or fails to pay pursuant to clause 1.4.1 of the Agreement, the Option will be exercised on a net exercise basis, pursuant to clause 1.5 of this Agreement.

1.5

Net Exercise. Pursuant to an exercise under either clause 1.2 or 1.3 of this Agreement, the Recipient may elect that an exercise be made on a net basis, such that the Company shall withhold a number of Shares with an aggregate market value on such date as is equal to the applicable Exercise Price Per Share multiplied by the number of Shares in respect of which the Option is being exercised. The number of Shares to be withheld shall be determined by multiplying the Exercise Price per Share by the number of Shares in respect of which the Option is being exercised, and dividing the result by the Market Price, where:

Market Price = the market value per Share on the relevant Exercise Date which shall be (i) the closing price per Share (or during any period following a listing of ADSs on a national securities exchange, the average closing price per ADS on the primary exchange on which ADSs are listed, which for so long as ADSs are listed on NASDAQ shall be NASDAQ) calculated over the period of 10 business days immediately prior to the relevant Exercise Date (in each relevant case, as adjusted to account for the ratio of Shares to ADSs representing shares of the Company, if necessary), and (ii) at any other time when Shares or ADSs are not listed on a national securities exchange the market price determined in good faith by the Board of Directors.

Cancellation: In case of Net Exercise when Market Price is equal to or less that the Exercise Price Per Share, then no Shares are issued and the Agreement is terminated with regard to the number of Shares as to which the Option is exercised.

1.6	Pursuant to an exercise under either clause 1.2 or 1.3 of this Agreement, the Recipient may elect that an exercise be made on a cash basis, which shall be made (at the election of the Recipient):

1.6.1 in cash or wire transfer to the order of the Company; or

1.6.2 if Shares (or ADSs) are then traded on the Nasdaq Stock Market, MOEX or any other internationally recognised stock exchange (or any successor to any such exchange), by (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the Exercise Price and any required tax withholding, or (B) delivery by the Recipient to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the Exercise Price and any required tax withholding.

2.	Conditions to Options.

2.1 Vesting of Options. Except as otherwise provided in this Agreement, the Option shall vest in full on the Vesting Date set forth in the Notice.

2.1.1 Vesting will be suspended if the Recipient ceases carrying out chargeable duties for the benefit of the Company under a contractual or other binding arrangement due to maternity/paternity leave. Such suspension starts from the last day of a calendar quarter preceding a calendar quarter when unpaid maternity/paternity leave starts but in any case not later than the 141st day of paid maternity/paternity leave. For the avoidance of doubt, for so long as the Recipient is a Russian tax resident, the start of paid maternity/paternity leave needs to be supported by a maternity/paternity sick list. The vesting period continues and the suspension period finishes from the next date after the Recipient resumes carrying out chargeable duties for the benefit of the Company under a contractual or other binding arrangement. The vesting suspension period may be reduced at the sole discretion of the Board.

2.2 Death or Disability of Recipient. In the case of a Recipient’s death the Shares issued upon exercise of the Option shall be issued to the Recipient’s personal representatives (including his heirs by will and operation of law) or in the case of Disability to his authorised and lawful representatives. Any Shares that have not vested by the date of death or Disability will lapse and become void on that date.

2.3 Rights attaching to the Option. The Option will not entitle the relevant Recipient to vote or to receive dividends, to receive any financial reports from the Company and to access any information on the operational activity of the Group, including access to any documents relating to such activity, which is not publicly available.

2.4 Rights attaching to Shares. Any Shares issued to the Recipient (or in the event of his death, his personal representatives, including his heirs by will and operation of law or in the event of Disability to his authorised and lawful representatives) will be subject to the provisions of the articles of association of the Company in force from time to time. A copy of the articles of association of the Company may be obtained on request from the Company secretary. The Recipient is required as a condition to the issuance of the Shares to him/her to execute and agree to be bound by the terms of any shareholders’ agreement relating to the Company in force as at the time any Shares are issued.

3.

Nontransferability of Rights. The Option is personal to the Recipient and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), other than to the Recipient’s representatives in accordance with clause 2.3, nor shall any such rights be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of such rights contrary to the provisions hereof, or upon the levy of any attachment or similar process upon such rights, this Agreement and all rights of the Recipient herein shall, at the election of the Company, become null and void.

4.

No Special Rights. Nothing contained in the EIP or this Agreement shall be construed or deemed by any Person under any circumstances to bind the Company to offer or continue any contractual or other arrangement binding the Recipient to exercise certain chargeable duties for the benefit of the Group for the period within which this Agreement is valid.

5.

Adjustment Provisions. In the event of any share split, reverse share split, share dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to shareholders of the Company other than an ordinary cash dividend, the number and class of securities subject to the Option shall be equitably adjusted by the Company (or substituted awards may be made, if applicable) in the manner determined by the Board.

6.

Withholding Taxes. The Company’s continuing obligation to issue or to procure the issuance of any Shares herein shall be subject to the Recipient’s satisfaction of all applicable income tax obligations.

7.	Termination.

7.1 Termination Prior to Vesting. In the event that the Recipient’s employment terminates for any reason (including, for the avoidance of doubt, Good Reason as defined by the EIP), then the:

7.1.1 The Option will terminate and be of no further force or effect, and

7.1.2 The Option Purchase Price will be refunded by the Company to the Recipient in full (subject to any applicable tax withholding).

7.2 The Option will terminate on the tenth anniversary of the Award Date.

8.	Miscellaneous.

8.1 Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Recipient. The Recipient shall have a unilateral right at all times to terminate this Agreement upon written notice to the Company.

8.2 All notices under this Agreement shall be mailed or delivered by hand to the Parties at their respective addresses set forth beneath their names below or at such other address as may be designated in writing by either of the Parties to one another.

8.3 This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

8.4 The Agreement shall be regulated by the EIP unless any clause of the Agreement or the Notice expressly provides the opposite or expressly provides for a different regulation of any EIP provision. The Parties acknowledge that certain rights and obligations of the Parties pursuant to this Agreement may be affected by the EIP and that the EIP may be modified from time to time by the Company without the Recipient’s approval. The Company undertakes to notify the Recipient from time to time of any changes that are made to the EIP and in the event of any conflict between the terms of this Agreement and the EIP, the terms of this Agreement shall prevail, unless the Recipient consents to such changes in accordance with clause 8.1.

8.5 The Recipient hereby consents to the collection, use and transfer of personal data as described in this section. The Recipient understands that the Group holds certain personal information about him/her, including but not limited to his/her name, home address and telephone number, date of birth, identification document number, any shares or directorships held in the Company (“Data”). The recipient further understands that the Company will transfer Data as necessary for the purposes of the EIP and may further transfer the Data to any third parties in the course of performance of its obligations under the EIP. The Recipient understands that recipients of the Data may be located in Russia, Cyprus or elsewhere. The Recipient authorises further recipients to receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of performance of the EIP.

8.6 In any applicable case the Company and/or any Subsidiaries shall be entitled to withhold or collect any relevant taxes and/or contributions payable in connection with the issuance, exercise, conversion or transfer of the Option or Shares under this Plan. Notwithstanding the above, the Recipient hereby acknowledges and agrees that the responsibility for paying any amounts of tax and/or social security contributions if any attributable to or payable in connection with any event pursuant to this Plan shall remain with and be a liability of the Recipient. The Recipient hereby further agrees to provide the Company or a Subsidiary on request with such documentation, assurances or information as the Company or a Subsidiary may require to satisfy itself either that it may withhold any tax and/or social security contributions where the Company or a Subsidiary has an obligation to do so, or that the Recipient himself will pay any such amounts of tax and/or social security contributions directly to the relevant authority in any jurisdiction in accordance to the relevant legislation.

8.7 The Recipient hereby acknowledges and agrees that Shares, redeemable preference shares, any depositary shares or depositary receipts representing Shares, or any other securities of the Company (the “Securities”) have not been registered in the Russian Federation and will not be “placed”, “publicly placed” or “publicly circulated,” including offered by means of advertisement, in the Russian Federation (within the meaning of Article 51.1 of the Russian Federal Law “On the Securities Market” No. 39-FZ, dated April 22, 1996, as amended) save for ADSs which are expected to admitted to “public circulation” in the Russian Federation by virtue of listing on the Moscow Exchange on or about the date of the listing of ADSs on Nasdaq stock exchange. Unless and until the Securities are registered on a Form S-8 by the Company, the Recipient agrees and acknowledges that that the Securities have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or with any securities regulatory authority in any state or other jurisdiction of the United States, and may not be offered or sold to any U.S. person or within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and of the securities laws of any state or other jurisdiction of the United States; and that it is acquiring the Securities in an offshore transaction exempt from the registration requirements of the Securities Act as provided by Regulation S thereunder. Persons who are deemed to be “affiliates” of the Company under the U.S. securities laws may be subject to further restrictions on transfer, regardless of whether or not the Securities have been registered on a Form S-8 by the Company.

8.8 This Agreement contains the entire agreement between the parties relating to the subject matter of this Agreement and replaces and supersedes all previous written and verbal agreements relating to the same.

Executed as a deed for and on behalf of OZON HOLDINGS PLC

/signature/ N. Belova
By:	Belova Nadezda
Director

in the presence of:
Witness
Signature:	/signature/

Name:	Efstratiou Niki

Occupation:	Accountant

Address:	/address details/

Executed as a deed by
ALEXANDR SHULGIN

Recipient
Signature	/signature/

in the presence of:
Witness
Signature:	/signature/

Name:	/Svetlana Panfilova/

Occupation:	/Lawyer/

Address:	/address details/